Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 15, 2021, the Company and Weingarten Realty Investors (“WRI”) announced that they had entered into a definitive merger agreement (the “Merger Agreement”) under which WRI will merge with and into Kimco Realty Corporation (“Kimco”), with Kimco continuing as the surviving public company (the “Merger”).  This strategic transaction was unanimously approved by the Board of Directors of the Company and the Board of Trust Managers of Weingarten.  The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, at the effective time of the Merger, each WRI common share (other than certain shares as set forth in the Merger Agreement) issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive (a) $2.89 in cash (which we refer to as the “cash consideration”) and (b) 1.408 shares of common stock, par value $0.01 of Kimco (which we refer to, together with cash in lieu of fractional shares, as the “stock consideration” and together with the cash consideration, the “Merger Consideration”).  On July 15, 2021, WRI’s Board of Trust Managers declared a special cash distribution of $0.69 per Weingarten common share (the “Special Distribution”) payable on August 2, 2021 to shareholders of record on July 28, 2021.  The Special Distribution is being paid in connection with the anticipated Merger and to satisfy the REIT taxable income distribution requirements.  Under the terms of the Merger Agreement, WRI’s payment of the Special Distribution adjusts the cash consideration to be paid by Kimco at the closing of the Merger from $2.89 per WRI common share to $2.20 per WRI common share and does not affect the payment of the share consideration of 1.408 newly issued shares of Kimco common stock for each WRI common share owned immediately prior to the effective time of the Merger.

The following unaudited pro forma condensed combined financial statements as of June 30, 2021, and for the year ended December 31, 2020 and for the six months ended June 30, 2021 are an update to Amendment No.1 to Form S-4 filed on June 23, 2021.  On August 3, 2021, Kimco and WRI each held special meetings of common stockholders/shareholders, in which each company’s respective stockholders/shareholders voted and approved the proposed Merger.  Kimco completed the Merger with WRI, and WRI merged with and into Kimco, with Kimco continuing as the surviving corporation of the Merger on August 3, 2021.

The following unaudited pro forma condensed combined financial statements as of June 30, 2021, for the year ended December 31, 2020 and for the six months ended June 30, 2021 have been prepared pursuant to Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, (i) as if the Merger occurred on June 30, 2021 for purposes of the unaudited pro forma condensed combined balance sheet, and (ii) as if the Merger occurred on January 1, 2020 for purposes of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and six months ended June 30, 2021. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on June 30, 2021 or January 1, 2020, respectively, nor do they purport to represent Kimco’s future financial position or operating results.

The fair value of assets acquired and liabilities assumed as a result of the Merger and related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The amount of the equity issued in connection with the Merger was based on the number of WRI shares outstanding immediately prior to the effective date of the Merger converted pursuant to the exchange ratio, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of WRI that exist on the effective date of the Merger.

Actual amounts recorded in connection with the Merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statement of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Kimco considered to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to: (i) represent Kimco’s actual financial position had the Merger occurred on June 30, 2021; (ii) represent the results of Kimco’s operations that would have occurred had the Merger occurred on January 1, 2020; or (iii) project Kimco’s financial position or results of operations as of any future date or for any future period, as applicable.

During the period from January 1, 2020 to June 30, 2021, Kimco and WRI acquired and disposed of various real estate operating properties. None of the assets acquired or disposed by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11.  As such, the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2020. The impact of these insignificant acquisitions and dispositions are reflected in the respective historical consolidated balance sheet as of June 30, 2021 and the respective historical consolidated statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021.

The unaudited pro forma condensed combined financial statements have been developed from, and should be read in conjunction with, the consolidated financial statements of Kimco and accompanying notes thereto included in Kimco’s Annual Report filed on Form 10-K for the year ended December 31, 2020 and Quarterly Report filed on Form 10-Q for the period ended June 30, 2021, the consolidated financial statements of WRI and accompanying notes thereto included in WRI's  consolidated financial statements included as Exhibits 99.1 and 99.2 to Kimco's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 17, 2021 (the "Form 8-K/A"), of which this Exhibit 99.3 is a part, and the accompanying notes to the unaudited pro forma condensed combined financial statements. In Kimco’s opinion, all transaction adjustments necessary to reflect the Merger with WRI and the issuance of Kimco’s shares have been made.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands)

	Kimco Historical (1)	WRI Historical (1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 3	Kimco Pro Forma

Assets:
Real estate	$12,047,959	$4,187,531	$227,033	$1,320,925	A	$17,783,448
Accumulated depreciation and amortization	(2,784,417)	(1,193,095)	(122,152)	1,315,247	A	(2,784,417)
Total real estate, net	9,263,542	2,994,436	104,881	2,636,172		14,999,031

Real estate under development	5,672	-	26,214	-	A	31,886
Investments in and advances to real estate joint ventures	595,283	362,132	-	92,341	B	1,049,756
Other real estate investments	141,536	-	-	-		141,536
Cash and cash equivalents	230,062	73,344	-	(140,659)	C	162,747
Restricted deposits and escrows	-	11,702	(11,702)	-		-
Marketable securities	792,136	-	-	-		792,136
Accounts and notes receivable, net	200,121	70,039	-	(50,712)	D	219,448
Operating lease right-of-use assets, net	99,924	-	42,269	(12,582)	E	129,611
Unamortized lease costs, net	-	161,040	(161,040)	-		-
Other assets	230,646	209,080	(622)	(43,623)	F	395,481
Total assets	$11,558,922	$3,881,773	$-	$2,480,937		$17,921,632

Liabilities:
Notes payable, net	$5,047,529	$1,786,962	$(386,754)	$391,354	G	$6,839,091
Mortgages payable, net	167,976	-	311,471	10,990	G	490,437
Dividends payable	5,366	-	-	-		5,366
Operating lease liabilities	94,492	-	42,345	(13,534)	E	123,303
Accounts payable and accrued expenses	-	95,979	(95,979)	-		-
Other liabilities	455,560	218,369	128,917	115,598	A,H	918,444
Total liabilities	5,770,923	2,101,310	-	504,408		8,376,641
Redeemable noncontrolling interests	15,784	-	-	-		15,784

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares; Issued and outstanding (in series) 19,580 shares; Aggregate liquidation preference $489,500	20	-	-	-		20
Common stock, $.01 par value, authorized 750,000,000 shares; Issued and outstanding 433,516,714 and 613,437,708 historical and pro forma, respectively (2)	4,335	3,876	-	(2,077)	I	6,134
Paid-in capital	5,771,179	1,763,163	-	1,973,796	I	9,508,138
Cumulative distributions in excess of net income	(68,265)	(155,730)	-	35,259	J	(188,736)
Accumulated other comprehensive loss	-	(11,947)	-	11,947	K	-

Total stockholders’ equity	5,707,269	1,599,362	-	2,018,925		9,325,556
Noncontrolling interests	64,946	181,101	-	(42,396)	L	203,651
Total equity	5,772,215	1,780,463	-	1,976,529		9,529,207
Total liabilities and equity	$11,558,922	$3,881,773	$-	$2,480,937		$17,921,632

(1)
Historical financial information of Kimco and WRI is derived from Kimco's Quarterly Report filed on Form 10-Q and WRI's consolidated financial statements included as Exhibit 99.2 to the Form 8-K/A, in each case, as of June 30, 2021.

(2)
Historical shares issued and outstanding represent Kimco common stock as of June 30, 2021 as filed on its Quarterly Report filed on Form 10-Q.  The pro forma shares issued and outstanding represent the historical Kimco shares and the shares issued to WRI common shareholders had the Merger occurred as of June 30, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except per share data)

	Kimco Historical (1)	WRI Historical (1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 4	Kimco Pro Forma

Revenues
Revenues from rental properties, net	$1,044,888	$422,339	$6,221	$33,700	a	$1,507,148
Management and other fee income	13,005	11,578	(6,221)	-		18,362
Total revenues	1,057,893	433,917	-	33,700		1,525,510

Operating expenses
Rent	(11,270)	-	(3,203)	-		(14,473)
Real estate taxes	(157,661)	(62,564)	-	-		(220,225)
Operating and maintenance	(174,038)	(91,075)	2,605	-		(262,508)
General and administrative	(93,217)	(37,388)	804	-		(129,801)
Impairment charges	(6,624)	(24,153)	-	-		(30,777)
Depreciation and amortization	(288,955)	(149,930)	-	(30,368)	b	(469,253)
Other operating expenses	-	-	-	(32,300)	c	(32,300)
Total operating expenses	(731,765)	(365,110)	206	(62,668)		(1,159,337)

Gain on sale of properties	6,484	65,402	-	-		71,886

Operating income	332,612	134,209	206	(28,968)		438,059

Other income/(expense)
Other income, net	4,119	7,143	(206)	-		11,056
Gain on marketable securities, net	594,753	-	-	-		594,753
Gain on sale of cost method investment	190,832	-	-	-		190,832
Interest expense	(186,904)	(61,148)	-	35,119	d	(212,933)
Early extinguishment of debt charges	(7,538)	-	-	-		(7,538)
Income before income taxes, net, equity in income of joint ventures, net, and equity in income from other real estate investments, net	927,874	80,204	-	6,151		1,014,229

Provision for income taxes, net	(978)	(451)	-	-		(1,429)
Equity in income of joint ventures, net	47,353	39,206	-	5,764	e	92,323
Equity in income of other real estate investments, net	28,628	-	-	-		28,628

Net income	1,002,877	118,959	-	11,915		1,133,751

Net income attributable to noncontrolling interests	(2,044)	(6,810)	-	1,056	f	(7,798)

Net income attributable to the company	1,000,833	112,149	-	12,971		1,125,953

Preferred dividends	(25,416)	-	-	-		(25,416)

Net income available to the company’s common shareholders	$975,417	$112,149	$-	$12,971		$1,100,537

Per common share:
Net income available to the company’s common shareholders:
-Basic	$2.26	$0.88				$1.80
-Diluted	$2.25	$0.88				$1.80
Weighted average shares:
-Basic	429,950	127,291			h	609,871
-Diluted	431,633	128,169			h	611,554

(1)
Historical financial information of Kimco and WRI is derived from Kimco's Annual Report filed on Form 10-K and WRI's consolidated financial statements included as Exhibit 99.1 to the Form 8-K/A, in each case, for the year ended December 31, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except per share data)

	Kimco Historical (1)	WRI Historical (1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 4	Kimco Pro Forma

Revenues
Revenues from rental properties, net	$564,603	$238,091	$3,062	$5,746	a	$811,502
Management and other fee income	6,721	5,945	(3,062)	-		9,604
Total revenues	571,324	244,036	-	5,746		821,106

Operating expenses
Rent	(6,028)	-	(1,575)	-		(7,603)
Real estate taxes	(78,530)	(33,020)	-	-		(111,550)
Operating and maintenance	(93,417)	(46,054)	1,219	-		(138,252)
General and administrative	(49,232)	(22,295)	509	-		(71,018)
Impairment charges	(104)	(447)	-	-		(551)
Depreciation and amortization	(147,449)	(78,578)	-	(11,571)	b	(237,598)
Merger charges	(3,193)	-	-	-		(3,193)
Total operating expenses	(377,953)	(180,394)	153	(11,571)		(569,765)

Gain on sale of properties	28,866	9,611	-	-		38,477

Operating income	222,237	73,253	153	(5,825)		289,818

Other income/(expense)
Other income, net	5,139	(3,059)	(153)	8,411	g	10,338
Gain on marketable securities, net	85,382	-	-	-		85,382
Interest expense	(94,528)	(33,922)	-	17,039	d	(111,411)
Income before income taxes, net, equity in income of joint ventures, net, and equity in income from other real estate investments, net	218,230	36,272	-	19,625		274,127

Provision for income taxes, net	(2,583)	(324)	-	-		(2,907)
Equity in income of joint ventures, net	34,070	8,372	-	3,528	e	45,970
Equity in income of other real estate investments, net	8,826	-	-	-		8,826

Net income	258,543	44,320	-	23,153		326,016

Net income attributable to noncontrolling interests	(3,904)	(3,591)	-	946	f	(6,549)

Net income attributable to the company	254,639	40,729	-	24,099		319,467

Preferred dividends	(12,708)	-	-	-		(12,708)

Net income available to the company’s common shareholders	$241,931	$40,729	$-	$24,099		$306,759

Per common share:
Net income available to the company’s common shareholders:
-Basic	$0.56	$0.32				$0.50
-Diluted	$0.56	$0.32				$0.50
Weighted average shares:
-Basic	430,769	126,559			h	610,690
-Diluted	432,430	127,655			h	612,351

(1)
Historical financial information of Kimco and WRI is derived from Kimco's Quarterly Report filed on Form 10-Q and WRI's consolidated financial statements included as Exhibit 99.2 to the Form 8-K/A, in each case, for the six months ended June 30, 2021.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Overview

For purposes of the unaudited pro forma condensed combined financial statements, Kimco has assumed a total purchase price for the Merger of approximately $4.1 billion, which consists primarily of shares of Kimco’s common stock issued in exchange for WRI common shares, plus $281.1 million of cash consideration. The total preliminary purchase price was calculated based on the closing price of Kimco’s common stock on August 3, 2021, which was $20.78 per share. At the effective time of the Merger, each WRI common share, issued and outstanding immediately prior to the effective time of the Merger (other than any shares owned directly by Kimco or WRI and in each case not held on behalf of third parties) were converted into the right to receive 1.408 shares of newly issued shares of Kimco common stock.  The number of WRI common shares outstanding as of August 3, 2021 converted to shares of Kimco’s common stock was determined as follows:

WRI common shares outstanding as of August 3, 2021	127,784,797
Exchange ratio	1.408
Kimco common stock issued	179,920,994

The pro forma condensed combined financial statements have been prepared assuming the Merger is treated as a business combination and accounted for using the acquisition method of accounting under GAAP, which we refer to as acquisition accounting, with Kimco as the acquiring entity. Accordingly, under acquisition accounting, the total purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of WRI based on their respective fair values, as further described below.

During the preparation of these unaudited pro forma condensed combined financial statements, Kimco did not become aware of any material differences between accounting policies of Kimco and WRI, except for certain reclassifications necessary to conform to Kimco’s financial presentation, and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between Kimco and WRI. To the extent identified, certain reclassifications have been reflected in the reclassification adjustments to conform WRI’s financial statement presentation to that of Kimco. However, the unaudited pro forma condensed combined financial statements may not reflect all adjustments necessary to conform the accounting policies of WRI to those of Kimco due to limitations on the availability of information as of the date of these condensed combined financial statements. Following the consummation of the Merger, a more comprehensive review of the accounting policies of WRI will be performed, which may identify other differences among the accounting policies of Kimco and WRI that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

The pro forma adjustments represent Kimco’s management’s estimates based on information available as of the date of these condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed.  The pro forma condensed combined financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions.

The pro forma statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 combine the historical condensed consolidated statements of operations of Kimco and WRI, giving effect to the Merger as if it had been consummated on January 1, 2020, the beginning of the earliest period presented. The pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Kimco and the historical condensed consolidated balance sheet of WRI as of June 30, 2021, giving effect to the Merger as if it had been consummated on June 30, 2021.

Purchase Price

The total purchase price of $4.1 billion was determined based on the number of WRI’s common shares as of August 3, 2021. For purposes of the pro forma condensed combined financial statements, such common shares are assumed to be outstanding as of the pro forma closing date of August 3, 2021. Further, no effect has been given to any other new common shares that may be issued or granted subsequent to the date of these condensed combined financial statements and subsequent to the closing date of the Merger. In all cases, Kimco’s closing stock price is a determining factor in arriving at final consideration for the Merger. The stock price assumed for the total purchase price is the closing price of Kimco’s common stock on August 3, 2021 ($20.78 per share), the last closing price prior to the effective time of the Merger.

The following table presents the purchase price and the total value of stock consideration paid by Kimco at the close of the Merger (in thousands except share price of Kimco common stock):

	Price of Kimco Common Stock	Equity Consideration Given (Kimco Shares to be Issued)	Calculated Value of WRI Consideration	Cash Consideration *	Total Value of Consideration
As of August 3, 2021	$20.78	179,921	$3,738,758	$352,488	$4,091,246

* Amounts include additional consideration of $71.4 million relating to reimbursements paid by Kimco to WRI at the closing of the Merger.

The total purchase price described above has been allocated to WRI’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma condensed combined financial statements, based on their estimated relative fair values assuming the Merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed combined financial statements. The final purchase price allocation will be determined after a complete and thorough analysis. As a result, the final acquisition accounting adjustments, including those resulting from conforming WRI’s accounting policies to those of Kimco’s, could differ materially from the pro forma adjustments presented herein. The purchase price of WRI (as calculated in the manner described above) is allocated to the assets and liabilities to be assumed on the following preliminary basis (in thousands):

Land	$1,432,371
Building and improvements	4,303,118
Real estate under development	26,214
Real estate assets	5,761,703
Investments in and advances to real estate joint ventures	454,473
Cash, accounts receivable and other assets	287,193
Notes payable	(1,491,562)
Mortgages payable	(322,461)
Accounts payable, other liabilities, tenant security deposits and prepaid rent	(304,293)
Intangible liabilities	(155,102)
Noncontrolling interests	(138,705)
Total purchase price	$4,091,246

Note 2. Reclassification Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations

The reclassification adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021 to conform with Kimco’s historical presentation are as follows:
•	Reclassification of $26.2 million from Real estate to Real estate under development
•	Reclassification of $11.7 million from Restricted deposits and escrows to Other assets
•
Reclassification of $161.0 million from Unamortized lease costs, net to (i) Other assets of $40.1 million, (ii) Real estate of $231.2 million and (iii) Accumulated depreciation and amortization of ($110.2) million

•	Reclassification of $10.1 million from Other assets to (i) Real Estate of $22.1 million and (ii) Accumulated depreciation and amortization of ($12.0) million
•	Reclassification of $42.3 million from Other assets to Operating lease right-of-use assets, net
•	Reclassification of $386.8 million from Notes payable, net to (i) Mortgages payable of $311.5 million, net and (ii) Other liabilities of $75.3 million
•	Reclassification of $96.0 million from Accounts payable and accrued expenses to Other liabilities
•	Reclassification of $42.3 million from Other liabilities to Operating lease liabilities

The reclassification adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020 to conform with Kimco’s historical presentation are as follows:
•	Reclassification of $6.2 million from Management and other fee income to Revenues from rental properties, net
•	Reclassification of $3.2 million from Operating and maintenance expense to Rent expense
•	Reclassification of $0.8 million from General and administrative expense to $0.6 million in Operating and maintenance expense and $0.2 million to Other income, net

The reclassification adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2021 to conform with Kimco’s historical presentation are as follows:
•	Reclassification of $3.1 million from Management and other fee income to Revenues from rental properties, net
•	Reclassification of $1.6 million from Operating and maintenance expense to Rent expense
•	Reclassification of $0.5 million from General and administrative expense to $0.4 million in Operating and maintenance expense and $0.2 million to Other income, net

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 reflects the following adjustments:

A. Tangible and Intangible Real Estate Assets and Liabilities

The real estate assets acquired and liabilities assumed in connection with the Merger are reflected in the unaudited pro forma condensed combined balance sheet of Kimco at a preliminary fair market value. The preliminary fair market value is based, in part, on a valuation prepared by Kimco with assistance of a third-party valuation advisor. The acquired assets and assumed liabilities for an acquired operating property generally include, but are not limited to: land, buildings and improvements, identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, value of above-market and below-market leases, and value of acquired in-place leases.

The adjustments reflected in the unaudited pro forma condensed combined balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary fair market value of condensed combined properties acquired by Kimco in connection with the Merger, and WRI historical balances after reclassification adjustments (“WRI Historical Adjusted”), which are presented as follows (in thousands):

	WRI Consolidated Properties as of June 30, 2021
	Fair Market Value	WRI Historical Adjusted	Adjustments as a Result of the Merger
Real estate:
Land	$1,432,371	$989,437	$442,934
Building and improvements	3,683,342	3,171,880	511,462
Intangible assets	619,776	253,247	366,529
Total real estate	$5,735,489	$4,414,564	$1,320,925

Other liabilities:
Intangible liabilities	$155,102	$91,537	$63,565

Fair value is based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates as appropriate. Kimco’s methodology includes estimating an “as-if vacant” fair value of the physical property, which includes land, building and improvements.  The fair value of buildings, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases as well as the value associated with lost rental and recovery revenue during an assumed lease-up period. The value of in-place leases is recorded to amortization expense over the remaining expected term of the respective leases.

Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for comparable in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, including below-market renewal options, if applicable. The value of above-market leases is amortized as a reduction of minimum rent over the remaining terms of the respective leases and the value of below-market leases is accreted to minimum rent over the remaining terms of the respective leases, including below-market renewal options, if applicable.

The allocation of the purchase price has been performed on a preliminary basis and will be finalized subsequent to the closing of the Merger. Based on management’s preliminary estimate of fair value of the identifiable assets and liabilities, no goodwill or bargain purchase option is recorded as a result of this transaction. As more information is available and the purchase price allocation is finalized, this may change.

WRI’s Historical Adjusted accumulated depreciation is eliminated since the assets are presented at estimated fair value.

B. Investment in and Advances to Real Estate Joint Ventures

Represents the difference between the preliminary fair market value of WRI’s real estate joint ventures, acquired by Kimco in connection with the Merger, and WRI’s historical value as of June 30, 2021 (for more information, see Note 3 A on preliminary fair market values of properties acquired in the Merger). Additionally, an adjustment to reflect the mortgages payable held by the joint ventures at June 30, 2021 has been included.

C. Cash and Cash Equivalents

The adjustment to cash represents the cash consideration paid at the effective time of the Merger (as discussed further in Note 1) in addition to additional borrowings under Kimco’s unsecured revolving credit facility to reimburse WRI for additional costs paid at or prior to closing of the Merger.

The pro forma adjustments to cash and cash equivalents are presented as follows (in thousands):

As of June 30, 2021
Cash consideration paid at closing	$(352,488)
Additional borrowing under Kimco’s revolving credit facility	300,000
Dividend paid to shareholders by WRI on August 2, 2021	(88,171)
Pro forma adjustments to cash and cash equivalents	$(140,659)

D. Accounts and Notes Receivable

Straight-lining of rent pursuant to the underlying leases associated with the real estate acquired in connection with the Merger will commence at the effective time of the Merger; therefore the balance of straight-line rent receivables included on WRI’s historical balance sheet has been eliminated.

E. Operating Lease Right-of-Use Assets and Liabilities

The adjustments to operating lease right-of-use assets and liabilities represent the differences between the estimated fair value of lessee lease right-of-use assets and liabilities related to ground leases and administrative office leases acquired by Kimco in connection with the Merger, and WRI’s Historical Adjusted balances, which are presented as follows (in thousands):

As of June 30, 2021
Operating lease right-of-use assets, net
Operating lease right-of-use assets acquired	$29,687
Elimination of WRI Historical Adjusted operating lease right-of-use assets, net	(42,269)
Proforma adjustment to operating lease right-of-use assets, net	$(12,582)

Operating lease liabilities
Operating lease liabilities acquired	$28,811
Elimination of WRI Historical Adjusted operating lease liabilities	(42,345)
Proforma adjustment to operating lease liabilities	$(13,534)

The fair value of right-of-use assets and lease liabilities acquired were estimated based on the present value of lease payments over the remaining lease term and discounted using Kimco’s incremental borrowing rate on a lease by lease basis.

F. Other Assets

Deferred leasing costs, net, represent direct salaries, third-party fees and other costs incurred by WRI to originate a lease which were capitalized and amortized against the respective leases using the straight-line method over the term of the related lease. The net carrying value of WRI’s Historical Adjusted deferred leasing costs has been eliminated. As part of the purchase price allocation described above, Kimco took into consideration deferred leasing costs when calculating the fair value for in-place leases in the unaudited pro forma condensed combined balance sheet (for more information, see Note 3 A on preliminary fair market values of properties acquired in the Merger).

The pro forma adjustments to other assets are presented as follows (in thousands):
As of June 30, 2021
Elimination of WRI Historical Adjusted tax increment revenue bonds	$(14,758)
Fair value tax increment revenue bonds	19,000
Elimination of WRI Historical Adjusted deferred leasing costs	(40,084)
Elimination of WRI Historical Adjusted other assets	(7,781)
Pro forma adjustments to other assets	$(43,623)

G. Notes and Mortgages Payable

Kimco borrowed funds from its unsecured revolving credit facility to fund a portion of the cash consideration to WRI shareholders as part of the purchase price.

Kimco will assume WRI’s unsecured notes and mortgages payable and as a result have been adjusted to reflect the estimated fair value at June 30, 2021.  The WRI Historical Adjusted unamortized debt issuance costs related to the unsecured revolving credit facility have been eliminated.

Since the unsecured notes and mortgages payable assumed in the Merger are presented at fair value, the WRI Historical Adjusted unamortized debt issuance costs and fair value of debt adjustments have been eliminated.

The pro forma adjustments to notes and mortgages payables are presented as follows (in thousands):

As of June 30, 2021
Notes payable, net:
Additional borrowing under Kimco’s revolving credit facility	$300,000
Repayment of WRI indebtedness	(4,002)
Fair value of debt adjustments for debt assumed	89,513
Elimination of WRI Historical Adjusted deferred financing costs and debt premium	5,843
Proforma adjustment to notes payable	$391,354

Mortgages payable, net:
Fair value of debt adjustments for debt assumed	$15,095
Elimination of WRI Historical Adjusted deferred financing costs and fair value of debt adjustments	(4,105)
Proforma adjustment to mortgages payable	$10,990

H. Other Liabilities

Non-recurring transaction costs include those costs to be paid by Kimco or WRI directly attributable to the Merger. These transaction costs, consisting primarily of fees for investment bankers, legal, accounting, tax and other professional services, are estimated to be approximately $32.3 million and will impact the results of operations and be recognized when incurred. These amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third parties for additional costs expected to be incurred with the Merger. These non-recurring costs are related to the Merger and reflected as other operating expenses in the unaudited pro forma condensed combined statements of operations.

For intangible liabilities, see Note 3 A on preliminary fair market values of properties acquired in the Merger.

The following represents the pro forma adjustments to other liabilities (in thousands):

As of June 30, 2021
Non-recurring transaction costs	$32,300
Fair value of intangible liabilities acquired	155,102
Elimination of WRI Historical Adjusted intangible liabilities, net	(54,782)
Elimination of WRI Historical Adjusted other liabilities	(17,022)
Pro forma adjustments to other liabilities	$115,598

I. Common Stock and Paid-in Capital

Represents the issuance of shares of Kimco common stock in the Merger with a par value of $0.01 per share at a price of $20.78 per share as of August 3, 2021, the last closing price prior to the effective time of the Merger, at a conversion ratio of 1.408 to 1.0, to holders of WRI common shares at the effective time of the Merger.

As of June 30, 2021
Outstanding WRI common shares – August 3, 2021	127,784,797
Exchange Ratio	1.408
Shares of Kimco common stock to be issued – pro forma basis	179,920,994
Kimco par value per share	$0.01
Par value of Kimco common stock to be issued – pro forma basis	$1,799,210
Par value of WRI common shares – historical basis eliminated	$(3,876,378)
Pro forma adjustment to common stock	$(2,077,168)

Share of Kimco common stock to be issued – pro forma basis	179,920,994
Paid-in capital $20.78 per share (less $0.01 par value per share)	$20.77
Paid-in capital Kimco stock to be issued – pro forma basis	$3,736,959,045
WRI paid-in capital – historical basis eliminated	$(1,763,162,863)
Pro forma adjustment to paid-in capital	$1,973,796,182

J. Cumulative Distributions in Excess of Cumulative Net Income

Represents the elimination of WRI’s cumulative distributions in excess of net income of $155.7 million as of June 30, 2021 and an adjustment of $88.2 million resulting from dividends paid on August 2, 2021.  In addition, an adjustment of $32.3 million to increase distributions in excess of cumulative net income for non-recurring transaction costs directly attributable to the Merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets used as the starting point for the pro forma condensed combined financial statements (for more information, see Note 3 H).

K. Accumulated Other Comprehensive Income

Accumulated other comprehensive income (which we refer to as “AOCI”) included in WRI’s historical balance sheet primarily represents the defined benefit pension plan actuarial loss.  Kimco will record the projected benefit obligation at fair value as part of the purchase price allocation and as such WRI’s historical balances in AOCI are eliminated.

L. Noncontrolling Interests

Represents the difference between the preliminary fair market value of the noncontrolling interest share of the consolidated real estate joint ventures and corresponding debt acquired by Kimco in connection with the Merger as compared to WRI’s historical value as of June 30, 2021 (for more information, see Note 3 A on preliminary fair market values of properties acquired in the Merger). The noncontrolling interest was calculated using the fair value of the real estate held by the partnership, offset by the fair value of the debt on the property which is then multiplied by the partners’ noncontrolling share.  The fair value of debt was estimated based upon contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020 and six months ended June 30, 2021

The historical amounts include Kimco’s and WRI’s actual operating results for the periods presented, in the case of Kimco, as filed with the SEC on its Form 10-K and Form 10-Q and, in the case of WRI, WRI's consolidated financial statements included as Exhibits 99.1 and 99.2 to the Form 8-K/A. The pro forma adjustments to historical amounts, including rental property revenue, rental property operating expenses, general and administrative expenses, interest expense and depreciation and amortization, are presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021 assuming the Merger occurred on January 1, 2020. The following are the explanations for the adjustments to revenues, costs and expenses, and equity in income of investments in real estate joint ventures included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and six months ended June 30, 2021:

Merger Adjustments

a. Revenues from Rental Properties

The historical revenues from rental properties, net for Kimco and WRI represents contractual, straight-line rents and amortization of above-market and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to adjust contractual rental property revenue to a straight-line basis and to amortize above-market and below-market rents in accordance with Accounting Standards Codification 805-10, Business Combinations, as if the Merger had occurred on January 1, 2020. For purposes of the unaudited pro forma condensed combined statements of operations, the estimated above-market and below-market rents are amortized or accreted to revenue over the remaining terms of the respective leases, which generally range from six to eight years.

The following tables summarize the adjustments made to minimum rent for the real estate properties acquired as part of the Merger for the year ended December 31, 2020 and six months ended June 30, 2021 (in thousands):

Year Ended December 31, 2020
Pro forma straight-line rent	$15,117
Pro forma above-market and below-market leases amortization, net	15,749
Elimination of WRI historical straight-line rent	10,599
Elimination of WRI historical above-market and below-market leases amortization, net	(7,765)
Adjustment to revenues from rental properties	$33,700

Six Months Ended June 30, 2021
Pro forma straight-line rent	$4,377
Pro forma above-market and below-market leases amortization, net	7,874
Elimination of WRI historical straight-line rent	(3,999)
Elimination of WRI historical above-market and below-market leases amortization, net	(2,506)
Adjustment to revenues from rental properties	$5,746

b. Depreciation and Amortization Expense

Depreciation and amortization is calculated, for purposes of the unaudited pro forma condensed combined statements of operations, based on estimated useful lives for building and site improvements, and the remaining contractual, in-place lease term for intangible lease assets and liabilities. Kimco uses the straight-line method for all depreciation and amortization. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the useful life for buildings is 50 years; the useful life for site improvements is 45 years; and the general range of remaining contractual, in-place lease terms is six to eight years. As Kimco would have commenced depreciation and amortization on January 1, 2020, the depreciation and amortization expense included in the WRI’s historical financial statements has been reversed so that the unaudited pro forma condensed combined statements of operations reflect the depreciation and amortization that Kimco would have recorded.

The following tables summarize pro forma depreciation and amortization by asset category for the properties acquired in the Merger that would have been recorded for the year ended December 31, 2020 and six months ended June 30, 2021, less the reversal of depreciation and amortization included in WRI’s historical financial statements (in thousands):

Year Ended December 31, 2020
Pro forma depreciation expense for building and improvements	$(95,397)
Pro forma amortization expense of in-place leases	(84,901)
Elimination of WRI historical depreciation and amortization	149,930
Adjustment to depreciation and amortization expense	$(30,368)

Six Months Ended June 30, 2021
Pro forma depreciation expense for building and improvements	$(47,699)
Pro forma amortization expense of in-place leases	(42,450)
Elimination of WRI historical depreciation and amortization	78,578
Adjustment to depreciation and amortization expense	$(11,571)

c. Other Operating Expenses

Represents Merger related transaction costs, which are considered non-recurring in nature and directly related to the Merger.

d. Interest Expense

The adjustments to interest expense related to the Merger represent (i) amortization of above-market debt values created by marking the assumed WRI’s debt to fair market value, (ii) elimination of WRI’s historic amortization of above-market debt fair market value and (iii) elimination of WRI’s historic amortization of deferred financing costs and premium/discount on notes payable (for more information, see Note 3 G above).

For purposes of pro forma adjustments, Kimco’s unsecured line of credit bears interest at London Interbank Offered Rate (which we refer to as “LIBOR”) plus a spread of 76.5 basis points (0.85% as of June 30, 2021). An increase (decrease) of 0.1% in LIBOR would increase (decrease) annual pro forma interest expense by $0.3 million.

The following tables summarize the adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021 (in thousands):

Year Ended December 31, 2020
Pro forma interest expense for additional borrowings under Kimco’s revolving credit facility	$(1,033)
Pro forma amortization of above-market debt	34,290
Elimination of WRI historical interest rate swap expense	(890)
Elimination of WRI historical amortization of deferred financing costs, and premium/discount on notes payable, net and above-market debt fair market value	2,752
Adjustment to interest expense	$35,119

Six Months Ended June 30, 2021
Pro forma interest expense for additional borrowings under Kimco’s revolving credit facility	$(885)
Pro forma amortization of above-market debt	17,143
Elimination of WRI historical interest rate swap expense	(440)
Elimination of WRI historical amortization of deferred financing costs, premium/discount on notes payable, net and above-market debt fair market value	1,221
Adjustment to interest expense	$17,039

e. Equity in Income of Investments in Real Estate Joint Ventures

Represents the additional depreciation and amortization expense recognized for basis differences arising between the fair value of underlying assets versus carryover basis. Also includes adjustments to contractual rental property revenue to a straight-line basis and to amortize above and below-market rents.

f. Net Income Attributable to Noncontrolling Interests

Represents noncontrolling interests share of pro forma adjustments to net income.

g. Other income, net

Represents an adjustment for costs incurred by WRI in connection with the Merger which are included in the cash consideration paid by Kimco at closing.

h. Weighted-Average Shares

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average shares, after giving effect to the exchange ratio, as follows (for more information, see note 3I above):

Year Ended December 31, 2020
Kimco weighted-average common shares outstanding - historical basis	429,950,422
Shares of Kimco common stock issued to WRI shareholders – pro forma basis	179,920,994
Weighted-average shares of Kimco common stock - basic	609,871,416
Incremental shares of Kimco common stock to be issued for equity awards and assumed conversion of convertible units	1,682,327
Weighted-average shares of Kimco common stock - diluted	611,553,743

Six Months Ended June 30, 2021
Kimco weighted-average common shares outstanding - historical basis	430,768,733
Shares of Kimco common stock issued to WRI shareholders – pro forma basis	179,920,994
Weighted-average shares of Kimco common stock - basic	610,689,727
Incremental shares of Kimco common stock to be issued for equity awards and assumed conversion of convertible units	1,661,690
Weighted-average shares of Kimco common stock - diluted	612,351,417